EXHIBIT 99.1

DOVER INVESTMENTS CORPORATION
100 Spear Street, Suite 520
San Francisco, California 94105
(415) 777-0414
(415) 777-0960 (Fax)

FOR IMMEDIATE RELEASE

CONTACT:
Erika Kleczek
Dover Investments Corporation
(415) 777-0414

DOVER INVESTMENTS CORPORATION RECEIVES GOING PRIVATE PROPOSAL

	San Francisco, California (August 6, 2004) - Dover Investments Corporation (OTC Bulletin Board:DOVRA/DOVRB) announced today that it has received a revised proposal and a term sheet from The Lawrence Weissberg Revocable Living Trust, the Company's majority stockholder, to take the Company private in a transaction in which all stockholders of the Company (other than the Trust and others who join the Trust in taking the Company private) would receive $30.50 in cash for each share of the Company
(the "Shares") that they own. A special committee of independent directors will evaluate the revised proposal.

ADDITIONAL INFORMATION

This communication is for informational purposes only. It does not constitute a solicitation/recommendation statement under the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). If the Lawrence Weissberg Revocable Living Trust (the "Trust") commences a tender offer in accordance with the rules and regulations of the SEC, the Company will file a solicitation/recommendation statement in response to that tender offer. STOCKHOLDERS OF THE COMPANY
ARE ADVISED TO READ THE COMPANY'S SOLICITATION/
RECOMMENDATION STATEMENT WHEN IT BECOMES AVAILABLE,
BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.
Stockholders may obtain a free copy of the solicitation/ recommendation statement (when available) and other documents filed by the Company or the Trust with the SEC at the SEC's web site at http://www.sec.gov.
Free copies of the solicitation/recommendation statement, once available, and other filings by the Company with the SEC may also be obtained by directing a request to the Dover Investments Corporation, 100 Spear Street, Suite 520, California 94105,
Attention: Erika Kleczek, Telephone: (415) 777-0414.

ABOUT DOVER INVESTMENTS CORPORATION

The Company engages primarily in residential real estate
Development in the San Francisco Bay Area.






On August 6, 2004, the Trust beneficially owned approximately 43.0% of the outstanding Class A Common Stock of the Company and approximately 78.8% of the outstanding Class B Common Stock of the Company, collectively representing approximately 70.2% of the aggregate voting power of the Company's outstanding common stock.